As filed with the Securities and Exchange Commission on December 23, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LABOR READY, INC.

(Exact name of registrant as specified in its charter)

Washington	91-1287341
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

1015 A Street

Tacoma, Washington 98402

 (Address of principal executive offices, including zip code)

LABOR READY, INC. 1996 STOCK PURCHASE PLAN

LABOR READY, INC. 1996 EMPLOYEE STOCK OPTION AND INCENTIVE PLAN

LABOR READY, INC. 401(K) PLAN

 (Full title of the Plan)

James E. Defebaugh, IV

Vice President, General Counsel and Secretary

Labor Ready, Inc.

1015 A Street

Tacoma, WA 98402

(253) 383-9101

(Name, address and telephone number, including area code, of agent for service)

Copy to:
Richard B. Dodd

Matthew S. Topham

Preston Gates & Ellis LLP

925 Fourth Avenue, Suite 2900

Seattle, Washington 98104

(206) 623-7580

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock, no par value, under the Labor Ready, Inc. 1996 Employee Stock Purchase Plan	1,350,000	$21.49	$29,011,500	$3,104.23
Common stock, no par value, under the Labor Ready, Inc. 1996 Employee Stock Option and Incentive Plan	3,150,000	$21.49	$67,693,500	$7,243.20
Common stock, no par value, under the Labor Ready, Inc. 401(k) Plan	100,000	$21.49	$2,149,000	$229.94

*In addition, pursuant to Rule 416(c) of the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of plan interests to be offered or sold pursuant to the Labor Ready, Inc. 401(k) Plan.

(1)          Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), includes an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance as a result of any further stock split, stock dividend or similar adjustment of the Registrant’s common stock pursuant to the Labor Ready, Inc. 1996 Employee Stock Purchase Plan, Labor Ready, Inc. 1996 Employee Stock Option and Incentive Plan and Labor Ready, Inc. 401(k) Plan.

(2)          Pursuant to Rule 457(h)(1) and 457(c) under the Securities Act, the offering price is estimated solely for the purpose of calculating the registration fee.  The proposed maximum offering price per share is estimated to be $21.49, based on the average of the high sales price ($21.74) and the low sales price ($21.24) per share of the Registrant’s common stock as reported by the New York Stock Exchange on December 20, 2005.

EXPLANATORY STATEMENT

The shares of common stock, no par value per share (“Common Stock”) of Labor Ready, Inc. (the “Registrant”) being registered on this Registration Statement on Form S-8 (the “Registration Statement”) for issuance pursuant to the Labor Ready, Inc. 1996 Employee Stock Purchase Plan and the Labor Ready, Inc. 1996 Employee Stock Option and Incentive Plan were previously approved by the Registrant’s shareholders for issuance pursuant to such plans, but have not previously been registered.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant has sent or given or will send or give documents containing the information specified by Part I of this Registration Statement to participants in the plan to which this Registration Statement relates, as specified in Rule 428(b)(i) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant is not filing such documents with the Commission, but these documents constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

The following documents filed with the Commission are incorporated by reference in this Registration Statement:

(a)          The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004;

(b)         All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in paragraph (a) above;

(c)          The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A, filed on October 7, 1998, under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description; and

(d)         Labor Ready, Inc. 401(k) Plan Annual Report on Form 11-K for the year ended December 31, 2004.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4.           Description of Securities.

Not applicable.

Item 5.           Interests of Named Experts and Counsel.

The validity of the securities being registered on this Registration Statement that may be offered under the Labor Ready, Inc. 1996 Employee Stock Purchase Plan, Labor Ready, Inc. 1996 Employee Stock Option and

Incentive Plan and Labor Ready, Inc. 401(k) Plan will be passed upon for the Registrant by Preston Gates & Ellis LLP, 925 Fourth Avenue, Suite 2900, Seattle, Washington 98104. Attorneys who are partners or employed by Preston Gates & Ellis LLP who have provided advice with respect to this matter own shares of the Registrant’s Common Stock.

Item 6.           Indemnification of Directors and Officers.

Sections 23B.08.510 and 23B.08.570 of the Washington Business Corporation Act (the “WBCA”) authorize Washington corporations to indemnify directors and officers under certain circumstances against expenses and liabilities incurred in legal proceedings in which they are involved by reason of being a director or officer, as applicable. Section 23B.08.560 of the WBCA authorizes a corporation by provision in a bylaw approved by its shareholders to indemnify or agree to indemnify a director made a party to a proceeding, or obligate itself to advance or reimburse expenses incurred in a proceeding, without regard to the limitations imposed by Sections 23B.08.510 through 23B.08.550 of the WBCA; provided that no such indemnity shall indemnify any director from or on account of (a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law, (b) conduct of the director finally adjudged to be in violation of Section 23B.08.310 of the WBCA (which section relates to unlawful distributions) or (c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property or services to which the director was not legally entitled.

The Registrant’s Bylaws and Articles of Incorporation provide that the Registrant shall, to the fullest extent permitted by the WBCA, as amended from time to time, indemnify all directors and officers of the Registrant. In addition, the Registrant’s Bylaws contain a provision eliminating the personal liability of directors to the Registrant or its shareholders for monetary damages arising out of a breach of fiduciary duty. Under Washington law, this provision eliminates the liability of a director for breach of fiduciary duty but does not eliminate the personal liability of any director for (i) acts or omissions of a director finally adjudged to be intentional misconduct or a knowing violation of law, (ii) conduct finally adjudicated to be in violation of Section 23B.08.310 of the WBCA (which section relates to unlawful distributions) or (iii) any transaction with respect to which it is finally adjudged that a director personally received a benefit in money, property or services to which the director was not legally entitled.

The Registrant maintains directors’ and officers’ liability insurance under which the Registrant’s directors and officers are insured against loss (as defined in the policy) as a result of claims brought against them for their wrongful acts in such capacities.

Item 7.           Exemption from Registration Claimed.

                Not applicable.

Item 8.           Exhibits.

Exhibit Number	Description
5.1	Opinion of Preston Gates & Ellis LLP.
5.2	Copy of the Internal Revenue Service determination letter that the Labor Ready, Inc. 401(k) Plan is qualified under Section 401 of the Internal Revenue Code.
23.1	Consent of Preston Gates & Ellis LLP (included in Exhibit 5.1).
23.2	Consent of PricewaterhouseCoopers LLP.
23.3	Consent of LeMaster & Daniels PLLC.
24.1	Powers of Attorney (included on the signature page to this registration statement).

Item 9.           Undertakings.

A.            The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(i)    include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)   reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to the Exchange Act that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tacoma, State of Washington, on this 22nd day of December, 2005.

Labor Ready, Inc.

By:	/s/ JOSEPH P. SAMBATARO, JR.
Joseph P. Sambataro, Jr.
Chief Executive Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes Steven C. Cooper, Derrek L. Gafford, and James E. Defebaugh IV, or any of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all post-effective amendments to this Registration Statement.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on this 22nd day of December, 2005.

Signature	Title

/s/ Robert Sullivan	Director, Chairman
Robert Sullivan

/s/ Joseph P. Sambataro, Jr.	Director and Chief Executive Officer
Joseph P. Sambataro, Jr.	(Principal Executive Officer)

/s/ Steven C. Cooper	President
Steven C. Cooper

/s/ Derrek L. Gafford	Chief Financial Officer
Derrek L. Gafford	(Principal Financial and Accounting Officer)

/s/ Keith Grinstein	Director
Keith Grinstein

/s/ Gates McKibbin	Director
Gates McKibbin

/s/ Thomas E. McChesney	Director
Thomas E. McChesney

/s/ William W. Steele	Director
William W. Steele

Pursuant to the requirements of the Securities Act of 1933, the persons who administer the Labor Ready, Inc. 401(k) Plan have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Tacoma, State of Washington, on this 22nd day of December, 2005.

Labor Ready, Inc. 401(k) Plan

By:	Employee Benefits Committee of the Labor Ready, Inc.
401(k) Plan

By:	/s/ Renee Paravecchio
Renee Paravecchio, Director of Human Resources

INDEX TO EXHIBITS

Exhibit Number	Description
5.1	Opinion of Preston Gates & Ellis LLP.
5.2	Copy of the Internal Revenue Service determination letter that the Labor Ready, Inc. 401(k) Plan is qualified under Section 401 of the Internal Revenue Code.
23.1	Consent of Preston Gates & Ellis LLP (included in Exhibit 5.1).
23.2	Consent of PricewaterhouseCoopers LLP.
23.3	Consent of LeMaster & Daniels PLLC.
24.1	Powers of Attorney (included on the signature page to this registration statement).